EXHIBIT 99.1

Galaxy Gaming Successfully Resolves Lawsuit With Bank of America

LAS VEGAS, April 23, 2014 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTC:GLXZ), the world's largest independent producer of casino table games, announced today it received from the Clark County District Court a Notice of Entry of Order dismissing the lawsuit between the Company and Bank of America (NYSE:BAC). This is the conclusion of a settlement agreement reached between Galaxy Gaming, Bank of America ("BofA") and other parties involved in the proceedings.

Litigation commenced in October 2012 when BofA complained that Galaxy received assets for little or no consideration, a transaction it referred to as a fraud. The Company categorically denied any and all wrongdoing and counter-sued BofA for making false representations, abuse of the legal process and other unethical behaviors.

In a separate action, BofA attempted to acquire the building occupied by Galaxy Gaming through foreclosure proceedings. The building's owner, (the Saucier Business Trust) was current on all payments and legally challenged the foreclosure attempt. BofA undertook other legal maneuvers to acquire the property, all of which were rejected by the courts. BofA then agreed to meet the demands of the Company, the Saucier Business Trust, and other associated parties, as represented in a confidential settlement agreement entered into on February 21, 2014. The Company and the other parties associated with this action previously demonstrated they had met or exceeded their respective obligations contained within the financing agreements.

Robert Saucier, Galaxy's CEO, explained, "When BofA first filed their lawsuit against us, we believed it was not only ill-conceived and inappropriate, but malicious.  That is why we counter-sued the bank. With all the short sales and foreclosures occurring in the Las Vegas area, it was incomprehensible why they would file a lawsuit pertaining to a fully performing loan." "Once the litigation commenced, our management and legal teams were convinced we would prevail, particularly because of the considerable corroborating evidence available to us in this case."

"Although we were prepared to fight for what is right, we are pleased that BofA responded favorably and agreed to our requirements for settlement. One of the terms they insisted on was that the terms of our mutual settlement agreement be kept confidential. Honoring that provision of the agreement, we can only report that we are completely satisfied with the settlement terms, are pleased to have this matter successfully concluded and delighted that the Company is litigation-free."

About Galaxy Gaming

Headquartered in Las Vegas, Galaxy Gaming (www.galaxygaming.com) develops, manufactures and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ships and online casinos worldwide. Through its iGaming partner Games Marketing Ltd., Galaxy Gaming licenses its proprietary table games to the online gaming industry. The Company is also expanding its global presence through its partnership with WPT Enterprises, Inc., owner of the World Poker Tour.

CONTACT: Jonathan Wilcox
         (702) 939-3254